Exhibit 99.77C

2026 Annual Shareholder Meeting

The Fund’s 2026 annual meeting of shareholders (“Annual Meeting”) was held on April 16, 2026, for the following purposes:

1.
To elect three (3) Directors.

2.
To ratify the selection of Cohen & Company, Ltd. as the independent registered public accountants of the Fund for the calendar year ending December 31, 2026.

The following directors were elected under Proposal 1: Jason W. Allen, Robert M. Bilkie, and Phillip J. Hanrahan. Under Proposal 2, shareholders ratified Cohen & Company, Ltd. as the independent registered public accountants of the Fund for the calendar year ending December 31, 2026.

Tabulation Report
Proposal 1 – Election of Directors

	For	Withheld
Jason W. Allen	2,280,201	52,039
Robert M. Bilkie	2,269,132	63,107
Phillip J. Hanrahan	2,269,132	63,107

Proposal 2 – Selection of Cohen & Company, Ltd. as the independent registered public accountants of the Fund for the calendar year ending December 31, 2026.

For	Against	Abstain	Withheld
2,283,822	5,246	46,114	0

Total shares issued and outstanding on record date: 3,967,836